communication intelligence corporation

FOR IMMEDIATE RELEASE

CIC SHARES TRADE EXCLUSIVELY ON OTCQB

CIC Shares No Longer Available on OTCBB
As Market Makers Leave FINRA’s Quotation Platform

Redwood Shores, CA, March 7, 2011 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, announced today that its common stock is now being quoted exclusively on OTC Markets Group Inc.’s (“OTCM”) OTCQB platform and is no longer quoted on the over-the-counter (“OTC”) bulletin board (“OTCBB”). CIC is current in all its reporting obligations to the SEC and the delisting from the OTCBB was not caused by any action or inaction by CIC. The delisting occurred when the Company’s market makers abandoned the OTCBB in favor of OTCM’s quotation and trading systems. CIC believes that this widespread move by market makers resulted primarily from the level of fees being charged by FINRA.

OTCM operates the world's largest electronic marketplace for broker-dealers to trade stocks not currently listed on major exchanges such as NASDAQ and NYSE. Its OTC Link platform supports an open network of competing broker-dealers that provide investors with prices in over 10,000 over-the-counter (“OTC”) securities. In 2010, according to OTCM, securities on OTC Link traded over $144 billion in dollar volume, making it the third largest US equity trading venue after NASDAQ and the New York Stock Exchange.

Mr. Philip Sassower, CIC’s Chairman and CEO, stated that “according to OTCM, over just the past month, more than 800 publicly traded companies have moved from being dually quoted (OTCBB and OTC Link) to being quoted exclusively on the OTC Link platform, which, as of the end of February, published 95% of priced quotes in the OTC marketplace. We believe this shows brokers' virtually unanimous support of the electronic OTC Link system.”

During the transition, some financial web sites, trading platforms and quotation systems may report CIC using different ticker symbol extensions than those used when its shares were traded also on the OTCBB. Shareholders and brokers can visit www.otcmarkets.com to stay current on CIC’s stock price and trading activities. Additional information with respect to this matter is available at http://blog.redchip.com/index.php/stocks/otcbb-delistings-and-rule-15c2-11-what-happened.

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their eBusiness processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California.  For more information, please visit our website at http://www.cic.com

CIC’s logo is a registered trademark of CIC. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive #500   ·     redwood shores   ·     ca 94065 usa    ·    650-802-7888 t    ·     650-802-7777 f